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                                                                       EXHIBIT 5


                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                           1996 STOCK INCENTIVE PLAN
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                               TABLE OF CONTENTS

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
       1.        THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.1       Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2       Administration and Authorization; Power and Procedure  . . . . . . . . . . . . . . . . .    1
       1.3       Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.4       Shares Available for Awards; Share Limits  . . . . . . . . . . . . . . . . . . . . . . .    3
       1.5       Grant of Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
       1.6       Award Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
       1.7       Limitations on Exercise and Vesting of Awards  . . . . . . . . . . . . . . . . . . . . .    4
       1.8       No Transferability; Limited Exception to Transfer
                 Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

       2.        OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       2.1       Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       2.2       Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       2.3       Limitations on Grant and Terms of Incentive Stock Options  . . . . . . . . . . . . . . .    6
       2.4       Limits on 10% Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
       2.5       Cancellation and Regrant/Waiver of Restrictions  . . . . . . . . . . . . . . . . . . . .    7
       2.6       Options and Rights in Substitution for Stock Options
                 Granted by Other Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

       3.        STOCK APPRECIATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.1       Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.2       Exercise of Stock Appreciation Rights  . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.3       Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

       4.        RESTRICTED STOCK AWARDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.1       Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.2       Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.3       Return to the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

       5.        PERFORMANCE SHARE AWARDS AND STOCK BONUSES . . . . . . . . . . . . . . . . . . . . . . .   10
       5.1       Grants of Performance Share Awards . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       5.2       Special Performance-Based Share Awards . . . . . . . . . . . . . . . . . . . . . . . . .   11
       5.3       Grants of Stock Bonuses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       5.4       Deferred Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
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
       6.        OTHER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       6.1       Rights of Eligible Persons, Participants and
                 Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       6.2       Adjustments; Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       6.3       Effect of Termination of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       6.4       Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       6.5       Tax Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       6.6       Plan Amendment, Termination and Suspension . . . . . . . . . . . . . . . . . . . . . . .   16
       6.7       Privileges of Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       6.8       Effective Date of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       6.9       Term of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       6.10      Governing Law/Construction/Severability  . . . . . . . . . . . . . . . . . . . . . . . .   17
       6.11      Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       6.12      Effect of Change of Subsidiary Status  . . . . . . . . . . . . . . . . . . . . . . . . .   18

       7.        NON-EMPLOYEE DIRECTOR OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       7.1       Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       7.2       Annual Option Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       7.3       Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       7.4       Option Period and Exercisability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       7.5       Termination of Directorship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       7.6       Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       7.7       Acceleration Upon a Change in Control Event  . . . . . . . . . . . . . . . . . . . . . .   21

       8.        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       8.1       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21



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                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                           1996 STOCK INCENTIVE PLAN

1.     THE PLAN.

       1.1       Purpose.

                 The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company and to attract, motivate and retain experienced and knowledgeable independent directors through the benefits provided under Article 7. "Corporation" means Talbert Medical Management Holdings Corporation, and "Company" means the Corporation and its Subsidiaries, collectively. These terms and other capitalized terms are defined in Article 8.

       1.2       Administration and Authorization; Power and Procedure.

                 (a) Committee. This Plan shall be administered by and all Awards to Eligible Persons shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by unanimous written consent of its members.

                 (b) Plan Awards; Interpretation; Powers of Committee. Subject to the express provisions of this Plan, the Committee shall have the authority:

                         (i) to determine from among those persons eligible the particular Eligible Persons who will receive any Awards;

                         (ii) to grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of such Awards;

                         (iii) to approve the forms of Award Agreements (which need not be identical either as to type of award or among Participants);

                         (iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants who are granted Awards under Articles 2, 3, 4 or 5 of this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

                         (v) to cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards held by Eligible Persons, subject to any required consent under Section 6.6;

                         (vi) to accelerate or extend the exercisability or extend the term of any or all such outstanding Awards within the maximum ten-year term of Awards under Section 1.6; and

                         (vii) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

Notwithstanding the foregoing, the provisions of Article 7 relating to Non-Employee Director Awards shall be automatic and, to the maximum extent possible, self-effectuating.

                 (c) Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or Committee, or officer of the Corporation or any Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

                 (d)     Reliance on Experts.   In making any determination or
in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

                 (e) Delegation. The Committee may delegate ministerial, non-discretionary functions to a third-party administrator or to individuals who are officers or employees of the Company.





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
       1.3       Participation.

                 Awards may be granted by the Committee only to those persons that the Committee determines to be Eligible Persons. An Eligible Person who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee shall so determine.

       1.4       Shares Available for Awards; Share Limits.

                 (a) Shares Available. Subject to the provisions of Section 6.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. The shares may be delivered for any lawful consideration.

                 (b) Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to all Awards granted under this Plan shall not exceed 180,000 shares (the "Share Limit"). The maximum number of shares of Common Stock that may be delivered pursuant to Options qualified as Incentive Stock Options granted under Article 2 of this Plan is 50,000 shares. The maximum number of shares of Common Stock that may be delivered to Non-Employee Directors under the provisions of Article 7 shall not exceed 60,000 shares. The maximum number of shares subject to Options and Stock Appreciation Rights that are granted during any calendar year to any individual shall be limited to 50,000. Each of the four foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 6.2.

                (c) Share Reservation; Replenishment and Reissue of Unvested Awards. No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of shares issuable at any time pursuant to such Award, plus (ii) the number of shares that have previously been issued pursuant to Awards granted under this Plan, other than reacquired shares available for reissue consistent with any applicable legal limitations, plus
(iii) the maximum number of shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan, as well as reacquired shares, shall again, except to the extent prohibited by law, be available for subsequent Awards under the Plan. Except as limited by law, if an Award is or may be settled only in cash, such Award need not be counted against any of the limits under this Section 1.4.





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       1.5       Grant of Awards.

                 Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Award, the price (if any) to be paid for the shares or the Award and, in the case of Performance Share Awards, in addition to matters addressed in Section 1.2(b), the specific objectives, goals and performance criteria (such as an increase in sales, market value, earnings or book value over a base period, the years of service before vesting, the relevant job classification or level of responsibility or other factors) that further define the terms of the Performance Share Award. Each Award shall be evidenced by an Award Agreement signed by the Corporation and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee consistent with the specific provisions of this Plan.

       1.6       Award Period.

                 Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date (if any) as shall be determined by the Committee, but in the case of Options or other rights to acquire Common Stock not later than ten (10) years after the Award Date.

       1.7       Limitations on Exercise and Vesting of Awards.

                 (a) Provisions for Exercise. Unless the Committee otherwise expressly provides, no Award shall be exercisable or shall vest until at least 12 months after the initial Award Date, and once exercisable an Award shall remain exercisable until the expiration or earlier termination of the Award.

                 (b) Procedure. Any exercisable Award shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2(a) or 7.4, as the case may be.

                 (c) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine in the case of Eligible Persons that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests. No fewer than 100 shares may be purchased on exercise of any Award at one time unless the number purchased is the total number at the time available for purchase under the Award.




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       1.8       No Transferability; Limited Exception to Transfer
                 Restrictions.

                 (a) Limit on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 1.8, by applicable law and by the Award Agreement, as the same may be amended, (i) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; Awards shall be exercised only by the Participant; and (ii) amounts payable or shares issuable pursuant to an Award shall be delivered only to (or for the account of) the Participant.

                 (b) Exceptions. The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes or a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Stock Options and Restricted Stock Awards shall be subject to any and all applicable transfer restrictions under the Code.

                 (c) Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Section 1.8(a) shall not apply to:

                         (i)      transfers to the Corporation,

                         (ii) the designation of a beneficiary to receive benefits in the event of the Participant's death or, if the Participant has died, transfers to or exercise by the Participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

                         (iii)    transfers pursuant to a QDRO order,

                         (iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative, or

                         (v) the authorization by the Committee of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Committee.

Notwithstanding the foregoing, Incentive Stock Options and Restricted Stock Awards shall be subject to all applicable transfer restrictions under the Code.





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2.     OPTIONS.

       2.1       Grants.

                 One or more Options may be granted under this Article to any Eligible Person. Each Option granted shall be designated in the applicable Award Agreement by the Committee as either an Incentive Stock Option subject to
Section 2.3, or a Non-Qualified Stock Option.

       2.2       Option Price.

                 (a) Pricing Limits. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the Award, but in the case of Incentive Stock Options shall not be less than 100% (110% in the case of a Participant described in Section 2.4) of the Fair Market Value of the Common Stock on the date of grant.

                 (b) Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment in such manner as may be authorized by the Committee; or (iv) by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided, however, that the Committee may in its absolute discretion limit the Participant's ability to exercise an Award by delivering such shares. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

       2.3       Limitations on Grant and Terms of Incentive Stock Options.

                 (a) $100,000 Limit. To the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company or any parent corporation, such options shall be treated as Nonqualified Stock Options. For this purpose, the Fair Market Value of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.





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
                 (b) Option Period. Each Option and all rights thereunder shall expire no later than ten years after the Award Date.

                 (c) Other Code Limits. Incentive Stock Options may only be granted to Eligible Employees who are actually employed by the Corporation or a Subsidiary and that satisfy the other eligibility requirements of the Code. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in
Section 422 of the Code.

       2.4       Limits on 10% Holders.

                 No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

       2.5       Cancellation and Regrant/Waiver of Restrictions.

                 Subject to Section 1.4 and Section 6.6 and the specific limitations on Awards contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Person any adjustment in the exercise or purchase price, the vesting schedule, the number of shares subject to, the restrictions upon or the term of, an Award granted under this Article by cancellation of an outstanding Award and a subsequent regranting of an Award, by amendment, by substitution of an outstanding Award, by waiver or by other legally valid means. Such amendment or other action may result among other changes in an exercise or purchase price which is higher or lower than the exercise or purchase price of the original Award or prior Award, provide for a greater or lesser number of shares subject to the Award, or provide for a longer or shorter vesting or exercise period.

       2.6 Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted to Eligible Persons under this Plan in substitution for employee stock options granted by other entities to persons who are or who will become Eligible Persons in respect of the Company, in connection with a distribution, merger or reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the other entity.





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3.     STOCK APPRECIATION RIGHTS.

       3.1       Grants.

                 In its discretion, the Committee may grant a Stock Appreciation Right to any Eligible Person either concurrently with the grant of another Award or in respect of an outstanding Award, in whole or in part, or independently of any other Award. Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder, unless the holder otherwise agrees.

       3.2       Exercise of Stock Appreciation Rights.

                 (a) Exercisability. Unless the Award Agreement or the Committee otherwise provides, a Stock Appreciation Right related to another Award shall be exercisable at such time or times, and to the extent, that the related Award shall be exercisable.

                 (b) Effect on Available Shares. To the extent that a Stock Appreciation Right is exercised, the number of underlying shares of Common Stock theretofore subject to a related Award shall be charged against the maximum amount of Common Stock that may be delivered pursuant to Awards under this Plan. The number of shares subject to the Stock Appreciation Right and the related Option of the Participant shall be reduced by the number of underlying shares as to which the exercise related, unless the Award Agreement otherwise provides.

                 (c) Stand-Alone SARs. A Stock Appreciation Right granted independently of any other Award shall be exercisable pursuant to the terms of the Award Agreement but in no event earlier than six months after the Award Date, except in the case of death or Total Disability.

       3.3       Payment.

                 (a) Amount. Unless the Committee otherwise provides, upon exercise of a Stock Appreciation Right and the attendant surrender of an exercisable portion of any related Award, the Participant shall be entitled to receive payment of an amount determined by multiplying

                        (i) the difference obtained by subtracting the exercise price per share of Common Stock under the related Award (if applicable) or the initial share value specified in the Award from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by





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
                       (ii) the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

                 (b) Form of Payment. The Committee, in its sole discretion, shall determine the form in which payment shall be made of the amount determined under paragraph (a) above, either solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash, provided that the Committee shall have determined that such exercise and payment are consistent with applicable law. If the Committee permits the Participant to elect to receive cash or shares (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose.


4.     RESTRICTED STOCK AWARDS.

       4.1       Grants.

                 The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Person. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the consideration for such shares (but not less than the minimum lawful consideration under applicable state law) by the Participant, the extent to which the Participant shall be entitled to dividends, voting and other rights in respect of the shares prior to vesting and the restrictions imposed on such shares and the conditions of release or lapse of such restrictions. Such restrictions shall not lapse earlier than 12 months after the Award Date, except to the extent the Committee may otherwise provide. Stock certificates evidencing shares of Restricted Stock pending the lapse of the restrictions ("restricted shares") shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Corporation or by a third party designated by the Committee until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the Award and Section 1.7. Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions.

       4.2       Restrictions.

                 (a)     Pre-Vesting Restraints.  Except as provided in Section
4.1 and 1.8, restricted shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such shares have lapsed and the shares have become vested.





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
                 (b) Dividend and Voting Rights. Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any restricted shares which cease to be eligible for vesting.

                 (c) Cash Payments. If the Participant shall have paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned (with or without an earnings factor) as to any restricted shares which cease to be eligible for vesting.

       4.3       Return to the Corporation.

                 Unless the Committee otherwise expressly provides, restricted shares that remain subject to restrictions at the time of termination of employment or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be returned to the Corporation in such manner and on such terms as the Committee shall therein provide.

5.     PERFORMANCE SHARE AWARDS AND STOCK BONUSES.

       5.1       Grants of Performance Share Awards.

                 The Committee may, in its discretion, grant Performance Share Awards to Eligible Persons based upon such factors as the Committee shall deem relevant in light of the specific type and terms of the award. An Award Agreement shall specify the maximum number of shares of Common Stock (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the Participant, the duration of the Award and the conditions upon which delivery of any shares or cash to the Participant shall be based. The amount of cash or shares or other property that may be deliverable pursuant to such Award shall be based upon the degree of attainment over a specified period (a "performance cycle") as may be established by the Committee of such measure(s) of the performance of the Company (or any part thereof) or the Participant as may be established by the Committee. The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, or Total Disability, a Change in Control Event or in such other circumstances as the Committee consistent with Section 6.10(c)(2), if applicable, may determine.

       5.2       Special Performance-Based Share Awards.

                 Without limiting the generality of the foregoing, and in addition to Options and Stock Appreciation Rights granted under other provisions of this Plan which are intended to satisfy the exception for "performance-based compensation" under Section 162(m) of the Code (with such Awards hereinafter referred to as a "Qualifying Option" or a "Qualifying Stock Appreciation Right," respectively), other performance-based awards within the meaning of Section 162(m) of the Code ("Performance-Based Awards"), whether in the form of restricted stock, performance stock, phantom stock, Cash-Based Awards, or other rights, the grant, vesting, exercisability or payment of which depends on the degree of achievement of the Performance Goals relative to preestablished targeted levels for the Corporation or the Corporation and one or more of its Subsidiaries, may be granted under this Plan. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of subsections (a) and (c) below in order for such Awards to satisfy the requirements for Performance-Based Awards under this Section 5.2. With the exception of any Qualifying Option or Qualifying Stock Appreciation Right, an Award that is intended to satisfy the requirements of this Section 5.2 shall be designated as a Performance-Based Award at the time of grant.

                 (a) Eligible Class. The eligible class of persons for Performance-Based Awards under this Section shall be the executive officers of the Corporation.

                 (b) Performance Goal Alternatives. The specific performance goals for Performance-Based Awards granted under this Section (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, one or more of the Performance Goals, as selected by the Committee in its sole discretion. The Committee shall establish in the applicable Award Agreement the specific performance target(s) relative to the Performance Goal(s) which must be attained before the compensation under the Performance-Based Award becomes payable. The specific targets shall be determined within the time period permitted under Section 162(m) of the Code (and any regulations issued thereunder) so that such targets are considered to be preestablished and so that the attainment of such targets is substantially uncertain at the time of their establishment. The applicable performance measurement period may not be less than one nor more than 10 years.

                 (c) Maximum Performance-Based Award. Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares of Common Stock which may be delivered pursuant to options, stock appreciation rights, restricted stock or other share-based awards that are granted as Performance-Based Awards to any Participant in any calendar year shall not exceed 100,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 6.2. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code. In addition, the aggregate amount of compensation to be paid to any Participant in respect of any Cash-Based Awards that are granted during any calendar year as Performance-Based Awards shall not exceed $1,000,000.

                 (d) Committee Certification. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options or Qualifying Stock Appreciation Rights) is paid, the Committee must certify in writing that the Performance Goal(s) and any other material terms of the Performance-Based Award were satisfied; provided, however, that a Performance-Based Award may be paid without regard to the satisfaction of the applicable Performance Goal in the event of a Change in Control Event in accordance with Section 6.2(d).

                 (e) Terms and Conditions of Awards. The Committee will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Section 5.2 including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

                 (f)     Adjustments for Changes in Capitalization and other
Material Changes.   In the event of a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, spinoff, reorganization or similar event, or any partial or complete liquidation of the Corporation, or any similar event consistent with regulations issued under Section 162(m) of the Code including, without limitation, any material change in accounting policies or practices affecting the Corporation and/or the Performance Goals or targets, then the Committee may make adjustments to the Performance Goals and targets relating to outstanding Performance-Based Awards to the extent such adjustments are made to reflect the occurrence of such an event; provided, however, that adjustments described in this subsection may be made only to the extent that the occurrence of an event described herein was unforeseen at the time the targets for a Performance-Based Award were established by the Committee.

       5.3       Grants of Stock Bonuses.

                 The Committee may grant a Stock Bonus to any Eligible Person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares so awarded shall be determined by the Committee. The Award may be granted independently or in lieu of a cash bonus.

       5.4       Deferred Payments.

                 The Committee may authorize for the benefit of any Eligible Person the deferral of any payment of cash or shares that may become due or of cash otherwise payable under this Plan, and provide for accredited benefits thereon based upon such deferment, at the election or at the request of such Participant, subject to the other terms of this Plan. Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.

6.     OTHER PROVISIONS.

       6.1       Rights of Eligible Persons, Participants and
                 Beneficiaries.

                 (a) Employment Status. Status as an Eligible Person shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Person or to Eligible Persons generally.

                 (b) No Employment Contract. Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Eligible Person or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related hereto shall adversely affect any independent contractual right of such person without his or her consent thereto.

                 (c) Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

       6.2       Adjustments; Acceleration.

                 (a) Adjustments. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Awards (including the specific numbers of shares set forth elsewhere in this Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards, or (v) the performance standards appropriate to any outstanding Awards, or (2) in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event; provided, however, in each case, that with respect to Awards of Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 424(a) of the Code or any successor provisions thereto without the written consent of holders materially adversely affected thereby. In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

                 (b) Acceleration of Awards Upon Change in Control. As to any Participant, unless prior to a Change in Control Event the Committee determines that, upon its occurrence, there shall be no acceleration of benefits under Awards or determines that only certain or limited benefits under Awards shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event (i) each Option and Stock Appreciation Right shall become immediately exercisable, (ii) Restricted Stock shall immediately vest free of restrictions, and (iii) each Performance Share Award shall become payable to the Participant; provided, however, that in no event shall any Award be accelerated as to any Section 16 Person to a date less than six months after the Award Date of such Award. The Committee may override the limitations on acceleration in this Section 6.2(b) by express provision in the Award Agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Awards shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

                 (c) Possible Early Termination of Accelerated Awards. If any Option or other right to acquire Common Stock under this Plan (other than under Article 7) has been fully accelerated as permitted by Section 6.2(b) but is not exercised prior to (i) a dissolution of the Corporation, or (ii) an event described in Section 6.2(a) that the Corporation does not survive, or (iii) the consummation of an event described in Section 6.2(a) that results in a Change in Control Event approved by the Board, such Option or right shall thereupon terminate, subject to any provision that has been expressly made by the Committee for the survival, substitution, exchange or other settlement of such Option or right.

       6.3       Effect of Termination of Employment.

                 The Committee shall establish in respect of each Award granted to an Eligible Person the effect of a termination of employment on the rights and benefits thereunder and in so doing may make distinctions based upon the cause of termination. In addition, in the event of, or in anticipation of, a termination of employment with the Company for any reason, other than discharge for cause, the Committee may, in its discretion, increase the portion of the Participant's Award available to the Participant, or Participant's Beneficiary or Personal Representative, as the case may be, or, subject to the provisions of
Section 1.6, extend the exercisability period upon such terms as the Committee shall determine and expressly set forth in or by amendment to the Award Agreement.

       6.4       Compliance with Laws.

                 This Plan, the granting and vesting of Awards under this Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the

Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

       6.5       Tax Withholding.

                 Upon any exercise, vesting, or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Award event or payment or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

       6.6       Plan Amendment, Termination and Suspension.

                 (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.

                 (b) Shareholder Approval. Any amendment that would (i) materially increase the benefits accruing to Participants under this Plan, (ii) materially increase the aggregate number of securities that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to stockholder approval only to the extent then required by Section 425 of the Code or applicable law, or deemed necessary or advisable by the Board.

                 (c) Amendments to Awards. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards to Eligible Persons that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant, his or her rights and benefits under an Award.

                 (d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by
Section 6.2 shall not be deemed to constitute changes or amendments for purposes of this Section 6.6.

       6.7       Privileges of Stock Ownership.

                 Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by him or her. No adjustment will be made for dividends or other rights as shareholders for which a record date is prior to such date of delivery.

       6.8       Effective Date of the Plan.

                 This Plan shall be effective as of November 21, 1996, the date of Board approval, subject to shareholder approval within 12 months thereafter.

       6.9       Term of the Plan.

                 No Award shall be granted more than ten years after the effective date of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award granted prior to the termination date may extend beyond such date, and all authority of the Committee with respect to Awards hereunder, including the authority to amend an Award, shall continue during any suspension of this Plan and in respect of outstanding Awards on the termination date.

       6.10      Governing Law/Construction/Severability.

                 (a) Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Corporation.

                 (b) Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

                 (c)     Plan Construction.

                         (1) Rule 16b-3.  It is the intent of the Corporation
that transactions in and affecting Awards in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the Exchange Act in respect of these transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

                         (2)  Section 162(m).  It is the further intent of the
Company that Options or Stock Appreciation Rights with an exercise or base price not less than Fair Market Value on the date of grant and Performance Share Awards under Section 5.2 of this Plan that are granted to or held by a Section 16 Person shall qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

       6.11      Captions.

                 Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

       6.12      Effect of Change of Subsidiary Status.

                 For purposes of this Plan and any Award hereunder, if an entity ceases to be a Subsidiary a termination of employment and service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Company.

       6.13      Non-Exclusivity of Plan.

                 Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

7.  NON-EMPLOYEE DIRECTOR OPTIONS.

         7.1     Participation.

                 Awards under this Article 7 shall be made only to Non-Employee Directors and shall be evidenced by Award Agreements substantially in the form of Exhibit A hereto.

         7.2     Annual Option Grants.

                 (a) Time of Initial Award. Subject to approval by the stockholders of the Corporation, (i) the Chairman of the Board at the date of the Plan's adoption on November 21, 1996 shall be granted without further action a Nonqualified Stock Option dated as of September 17, 1996 to purchase 6,000 shares of Common Stock; (ii) each person who is the chairman of the Audit Committee, Finance Committee or Compensation Committee of the Board at the date of the Plan's adoption on November 21, 1996 shall be granted without further action a Nonqualified Stock Option dated as of September 17, 1996 to purchase 5,000 shares of Common Stock and (iii) each person who is a Non-Employee Director in office on November 21, 1996 and who is not described in clause (i) or (ii) shall be granted without further action a Nonqualified Stock Option dated as of September 17, 1996 to purchase 3,000 shares of Common Stock. After approval of this Plan by the stockholders of the Corporation on November 21, 1996, if any person who is not then an officer or employee of the Company shall become a director of the Corporation, there shall be granted automatically to such person (without any action by the Board or Committee) a Nonqualified Stock Option (the Award Date of which shall be the date such person takes office) to purchase 3,000 shares of Common Stock.

                 (b) Subsequent Annual Awards. With respect to each Non-Employee Director, as of each anniversary of the date of his or her initial option grant under Section 7.2(a), there shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option (the Award Date of which shall be such anniversary date) to purchase 1,000 shares of Common Stock provided that the Non-Employee Director continues to serve in office on such date.

                 (c) Maximum Number of Shares. Annual grants that would otherwise exceed the maximum number of shares under Section 1.4(a) shall be prorated within such limitation. A Non-Employee Director shall not receive more than one Nonqualified Stock Option under this Section 7.2 in any calendar year.

       7.3       Option Price.

                 The purchase price per share of the Common Stock covered by each Option granted pursuant to Section 7.2 hereof shall be 100 percent of the Fair Market Value of the Common Stock on the Award Date. The exercise price of any Option granted under this Article shall be paid in full at the time of each purchase in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, provided that any such shares used in payment shall have been owned by the Participant at least six months prior to the date of exercise.

       7.4       Option Period and Exercisability.

                 Each Option granted under this Article 7 and all rights or obligations thereunder shall expire ten years after the Award Date and shall be subject to earlier termination as provided below. Each Option granted under the first sentence of Section 7.2(a) shall become exercisable as follows: (i) at the rate of 25% on the later of 90 days after the Award Date or 60 days after the date of commencement of trading of the Common Stock on a national securities exchange (the "Initial Award Date") and (ii) at the rate of 25% per annum commencing on the first anniversary of the Initial Award Date and each of the next two anniversaries thereof. Each other Option granted under Section 7.2 shall become exercisable at the rate of 25% per annum commencing on the first anniversary of the Award Date and each of the next three anniversaries thereof.

       7.5       Termination of Directorship.

                 If a Non-Employee Director's services as a member of the Board of Directors terminate by reason of death or Total Disability, an Option granted pursuant to this Article held by such Participant shall immediately become and shall remain exercisable for two years after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs. If a Non-Employee Director fails to be renominated or re-elected to the Board of Directors, the Options granted pursuant to this Article shall immediately become vested and shall remain exercisable for ninety (90) days from the date such Non-Employee Director ceases to be renominated or re-elected as a member of the Board of Directors. If a Non-Employee Director who has unvested Options ceases to be a member of the Board by reason of resignation and such Non-Employee Director is re-elected to the Board during the 180-day period following his termination from service, the Non-Employee Director's Options will continue to vest on the same schedule and with the same pricing that existed prior to the Non-Employee Director's resignation. If a Non-Employee Director's services as a member of the Board of Directors terminate for any other reason, any portion of an Option granted pursuant to this Article which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for ninety (90) days after the date of such termination or until the expiration of the stated term whichever first occurs.

       7.6       Adjustments.

                 Options granted under this Article 7 shall be subject to adjustment as provided in Section 6.2, but only to the extent that (a) such adjustment and the Committee's actions in respect thereof satisfy any applicable criteria under Rule 16, (b) such adjustment in the case of a Change in Control Event is effected pursuant to the terms of a reorganization agreement approved by shareholders of the Corporation, and (c) such adjustment is consistent with adjustments to Options held by persons other than executive officers or directors of the Corporation.

       7.7       Acceleration Upon a Change in Control Event.

                 Upon the occurrence of a Change in Control Event, each Option granted under Section 7.2 hereof shall become immediately exercisable in full; provided, however, that none of the Options granted under Section 7.2 shall be accelerated to a date less than six months after the Award Date of such Option. To the extent that any Option granted under this Article 7 is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 7.7 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

8.     DEFINITIONS.

       8.1       Definitions.

                 (a) "Award" shall mean an award of any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, Performance Share Award, Performance-Based Award, Cash-Based Award, dividend equivalent or deferred payment right or other right or security that would constitute a "derivative security" under Rule 16a-1(c) of the Exchange Act, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

                 (b) "Award Agreement" shall mean any writing setting forth the terms of an Award that has been authorized by the Committee.

                 (c) "Award Date" shall mean the date upon which the Committee took the action granting an Award or such later date as the Committee designates as the Award Date at the time of the Award or, in the case of Awards under
Article 7, the applicable dates set forth therein.

                 (d) "Award Period" shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

                 (e) "Beneficiary" shall mean the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

                 (f) "Board" shall mean the Board of Directors of the Corporation.

                 (g) "Cash-Based Awards" shall mean Awards that, if paid, must be paid in cash and that are neither denominated in nor have a value derived from the value of, nor an exercise or conversion privilege at a price related to, shares of Common Stock.

                 (h) "Cash Flow" shall mean cash and cash equivalents derived from either (i) net cash flow from operations or (ii) net cash flow from operations, financings and investing activities, as determined by the Committee at the time an Award is granted.

                 (i) "Change in Control Event" shall mean any of the following:

                         (1)      Approval by the shareholders of the
       Corporation of the dissolution or liquidation of the Corporation;

                         (2) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (2), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Corporation,
       (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
       (ii) and (iii) of subsection (4) below; or

                         (3) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                         (4) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

                 (j) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 (k) "Commission" shall mean the Securities and Exchange Commission.

                 (l) "Committee" shall mean the Board or a committee appointed by the Board to administer this Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law, each of whom, in respect of any decision at a time when the Participant affected by the decision may be subject to
Section 162(m) of the Code, shall be an "outside" director within the meaning of
Section 162(m) of the Code.

                 (m) "Common Stock" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under
Section 6.2 of this Plan.

                 (n) "Company" shall mean, collectively, the Corporation and its Subsidiaries.

                 (o) "Corporation" shall mean Talbert Medical Management Holdings Corporation, a Delaware corporation, and its successors.

                 (p) "Disinterested" shall mean disinterested within the meaning of any applicable regulatory requirements, including Rule 16b-3.

                 (q) "Eligible Employee" shall mean an officer (whether or not a director) or key employee of the Company, or, prior to the time that the Corporation's Common Stock is registered on a Registration Statement on Form S-8, any person who has agreed to commence serving in any such capacity within 120 days of the date of grant.

                 (r) "Eligible Person" means an Eligible Employee, or any Other Eligible Person, as determined by the Committee in its discretion.

                 (s) "EPS" shall mean earnings per common share on a fully diluted basis determined by dividing (i) net earnings, less dividends on preferred stock of the Corporation by (ii) the weighted average number of common shares and common shares equivalents outstanding.

                 (t) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 (u) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                 (v) "Fair Market Value" on any date shall mean (i) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (ii) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (iii) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (iv) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

                 (w) "Incentive Stock Option" shall mean an Option which is intended, as evidenced by its designation, as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions (including but not limited to the receipt of shareholder approval of this Plan, if the Award is made prior to such approval) and is made under such circumstances and to such persons as may be necessary to comply with that section.

                 (x) "Nonqualified Stock Option" shall mean an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

                 (y) "Non-Employee Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

                 (z) "Non-Employee Director Participant" shall mean a Non-Employee Director who holds an outstanding Award under the provisions of
Article 7.

                 (aa) "Option" shall mean an option to purchase Common Stock granted under this Plan. The Committee shall designate any Option granted to an Eligible Person as a Nonqualified Stock Option or an Incentive Stock Option. Options granted under Article 8 shall be Nonqualified Stock Options.

                 (ab) "Other Eligible Person" shall mean any Non-Employee Director or any individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital raising transaction) to the Company, and who is selected to participate in this Plan by the Committee. A non-employee agent providing bona fide services to the Company (other than as an eligible advisor or consultant) may also be selected as an Other Eligible Person if such agent's participation in this Plan would not adversely affect (i) the Corporation's eligibility to use Form S-8 to register under the Securities Act of 1933, as amended, the offering of shares issuable under this Plan by the Company or (ii) the Corporation's compliance with any other applicable laws.

                 (ac) "Participant" shall mean an Eligible Person who has been granted an Award under this Plan and a Non-Employee Director who has received an Award under Article 7 of this Plan.

                 (ad) "Performance-Based Award" shall mean an Award of a right to receive shares of Common Stock or other compensation (including cash) under Section 5.2, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives specified by the Committee.

                 (ae) "Performance Goals" shall mean EPS or ROE or Cash Flow or Total Stockholder Return, and "Performance Goals" means any combination thereof.

                 (af) "Performance Share Award" shall mean an Award of a right to receive shares of Common Stock made in accordance with Section 5.1, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives specified by the Committee.

                 (ag) "Personal Representative" shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

                 (ah)    "Plan" shall mean this 1996 Stock Incentive Plan.

                 (ai) "QDRO" shall mean a qualified domestic relations order as defined in Section 414(p) of the Code or Title I, Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto), or the applicable rules thereunder.

                 (aj) "Restricted Stock Award" shall mean an award of a fixed number of shares of Common Stock to the Participant subject, however, to payment of such consideration, if any, and such forfeiture provisions, as are set forth in the Award Agreement.

                 (ak) "Restricted Stock" shall mean shares of Common Stock awarded to a Participant under this Plan, subject to payment of such consideration, if any, and such conditions on vesting and such transfer and other restrictions as are established in or pursuant to this Plan, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

                 (al) "ROE" shall mean consolidated net income of the Corporation (less preferred dividends), divided by the average consolidated common shareholders equity.

                 (am) "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

                 (an)    "Section 16 Person" shall mean a person subject to
Section 16(a) of the Exchange Act.

                 (ao) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                 (ap) "Stock Appreciation Right" shall mean a right to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Common Stock that is authorized under this Plan.

                 (aq) "Stock Bonus" shall mean an Award of shares of Common Stock granted under this Plan for no consideration other than past services and without restriction other than such transfer or other restrictions as the Committee may deem advisable to assure compliance with law.

                 (ar) "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

                 (as) "Total Disability" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code and (except in the case of a Non-Employee Director) such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

                 (at) "Total Stockholder Return" shall mean with respect to the Corporation or other entities (if measures on a relative basis), the (i) change in the market price of its common stock (as quoted in the principal market on which it is traded as of the beginning and ending of the period) plus dividends and other distributions paid, divided by (ii) the beginning quoted market price, all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends.

                                                                       EXHIBIT A

                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION

                               ELIGIBLE DIRECTOR

                      NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT dated as of the _____ day of _____________, 19__, between Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Corporation"), and ________________ (the "Director").

                              W I T N E S S E T H

         WHEREAS, the Corporation has adopted and the shareholders of the Corporation have approved a Talbert Medical Management Holdings Corporation 1996 Stock Incentive Plan (the "Plan").

         WHEREAS, pursuant to Article 7 of the Plan, the Corporation has granted an option (the "Option") to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of
Section 422 of the Code.

         NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

         1. Option Grant. This Agreement evidences the grant to the Director, as of ___________, ____ (the "Option Date"), of an Option to purchase an aggregate of _____ shares of Common Stock, par value _____ per share, under
Article 7 of the Plan, subject to the terms and conditions and to adjustment as set forth herein or in pursuant to the Plan.

         2. Exercise Price. The Option entitles the Director to purchase (subject to the terms of Sections 3 through 5 below) all or any part of the Option shares at a price per share of $_______, which amount represents the Fair Market Value of the shares on the Option Date.

         3. Option Exercisability and Term. Subject to adjustment pursuant to Section 7.6 of the Plan, the Option shall first become and remain exercisable as to ______________ of the shares on ___________________ and as to an additional _________ shares on each of the following dates: ______________,

199_, __________, 199_ and _____________, 199_, in each case subject to adjustments under Section ____ of the Plan and acceleration under Section 7.7 of the Plan. The Option shall terminate on ____________, 19__,* unless earlier terminated in accordance with the terms of Sections 7.7 of the Plan.

         4. Service and Effect of Termination of Service. The Director agrees to serve as a director in accordance with the provisions of the Corporation's Articles of Incorporation, bylaws and applicable law. If the Director's services as a member of the Board shall terminate, this Option shall terminate at the times and to the extent set forth in Section 7.5 of the Plan.

         5. General Terms. The Option and this Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan that apply to the Option. Such provisions are incorporated herein by this reference. The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

         6. Nontransferability. The grant of the Option is intended to constitute an exempt transaction under Rule 16b-3. In furtherance thereof, the Option shall be non-transferable to the fullest extent required by Rule 16b-3(a)(2) as in effect on the date of adoption of this Plan or during the transition period by former Rule 16b-3(d)(1)(ii), incorporated herein by this reference.
______________
     *insert day before tenth anniversary of date of grant.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  TALBERT MEDICAL MANAGEMENT
                                    HOLDINGS CORPORATION
                                  (a Delaware corporation)

                                  By:
                                          -------------------------------------

                                  Title:
                                          -------------------------------------

                                  Optionee Director

                                  ---------------------------------------------
                                  (Signature)

                                  ---------------------------------------------
                                  (Print Name)

                                  ---------------------------------------------
                                  (Address)

                                  ---------------------------------------------
                                  (City, State, Zip Code)

         In consideration of the execution of the foregoing Stock Option Agreement by Talbert Medical Management Holdings Corporation, I,
_________________, the spouse of the Director therein named, do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.


DATED:               , 19  .
      ---------------    --

                                  ---------------------------------------------
                                  Signature of Spouse